Exhibit (17)(b)

Eaton Vance
Investment Managers

Annual Report August 31, 2009

EATON VANCE GLOBAL GROWTH FUND

IMPORTANT NOTICES REGARDING PRIVACY, DELIVERY OF SHAREHOLDER DOCUMENTS, PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.

None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.

Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.

We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Privacy Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy applies only to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e., fund shares) is held in the name of a third-party financial adviser/broker-dealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio(s) (if applicable) will file a schedule of portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website at www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance Global Growth Fund as of August 31, 2009
M A N A G E M E N T ’ S D I S C U S S I O N O F F U N D P E R F O R M A N C E

Arieh Coll

Eaton Vance Management Co-Portfolio Manager

Edward R. Allen, III, CFA Eagle Global Advisors, L.L.C. Co-Portfolio Manager

Thomas N. Hunt, III, CFA Eagle Global Advisors, L.L.C. Co-Portfolio Manager

Economic and Market Conditions

  Global equity markets were divided during the year ending August 31, 2009. Steep declines in the first half of the fiscal year were followed by a significant rally in the second half. The six-month period from September 2008 through February 2009 was one of the toughest ever in modern financial history. Equity markets collapsed in the fall of 2008 as a series of events on Wall Street caused a credit freeze that encom- passed both Wall Street securities firms and commercial banks. These events greatly unsettled investors, and the economy plunged into a deeper recession. The Federal Reserve (the Fed) responded to the crises with several new lending pro- grams to ease the credit crisis, and it cut interest rates dramatically to a range of 0.0% to 0.25% from 2.00% as of August 31, 2008.

  The second half of the fiscal year was a healing period for equity markets.
  Stocks rallied strongly as investors became more comfortable with risk- ier assets, encouraged by economic and credit market improvements.

Many large banks and financial

institutions were able to access the capital markets and did so to raise cash and strengthen their balance sheets. In addition, the federal government demonstrated a clear commitment to repair the domestic economy and financial system with a wide range of government-sponsored programs. After several consecutive quarters of negative performance, global stocks generated strong returns between February 28, 2009 and August 31, 2009. During this six-month period, the MSCI World Index gained 46.66%.1

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

  In the U.S., growth generally outperformed value across the market-cap spectrum for the year. This dichotomy resulted from the higher weighting within growth indices of cyclical sectors, such as technology, consumer discretionary, industrials, materials and energy, toward which investors tend to gravitate dur- ing an economic recovery. In international markets, however, value stocks outperformed growth stocks by a large margin.

Management Discussion

  For the year ending August 31, 2009, the Fund2 underperformed its primary benchmark, the MSCI
  World Index (the Index) and the average return of the Lipper Global Multi-Cap Growth Funds Classification.1 The Fund underperformed the Index primarily due to stock selection in the first 10 weeks of the year. During that time, financial markets were irrational, and credit became difficult to obtain at all

Total Return Performance
8/31/08 – 8/31/09

Class A3	-30.00%
Class B3	-30.34
Class C3	-30.43
MSCI World Index[1]	-17.21
Lipper Global Multi-Cap Growth Funds Average[1]	-15.95
See page 3 for more performance information.

1 It is not possible to invest directly in an Index or a Lipper Classification. The Index’s total return does not reflect commissions or expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index.

Index returns reflect dividends net of any applicable foreign withholding taxes. The Lipper total return is the average total return, at net asset value, of the funds that are in the same Lipper Classification as the Fund.

2 The Fund currently invests in a separately registered investment company, Global Growth Portfolio, with the same objective and policies as the Fund. References to investments are to the Portfolio’s holdings.

3 These returns do not include the 5.75% maximum sales charge for Class A shares or the applicable contingent deferred sales charges (CDSC) for Class B and Class C shares. If sales charges were deducted, the returns would be lower. Absent an expense reimbursement by the Administrator, performance would be lower. Class A shares are subject to a 1% redemption fee if redeemed or exchanged within 90 days of the settlement of the purchase.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

The views expressed throughout this report are those of the portfolio managers and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for a fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Portfolio information provided in the report may not be representative of the Portfolio’s current or future investments and may change due to active management.

Eaton Vance Global Growth Fund as of August 31, 2009
M A N A G E M E N T ’ S D I S C U S S I O N O F F U N D P E R F O R M A N C E

  levels. We believe that many of the stocks in the Fund were sold in the fall of 2008 by investors who were not looking at company fundamentals but needed to raise cash due to the credit crisis. Fund holdings in the industrials, information technology and consumer discretionary sectors detracted the most. Solar stocks were hit particularly hard, as their utility customers, which are typically well capitalized, were unable to get credit because none was available. Additionally, the international (non-U.S.) portion of the Fund was significantly underweighted in financials, which hurt performance relative to the Index.

  In the domestic portion of the Fund, which outper- formed the international portion for the fiscal year as a whole, the Fund benefited from holdings in the financials sector—especially real estate and com- mercial banking stocks—which outperformed similar stocks in the Index. The materials sector also outper- formed among U.S. holdings, led by the outperfor- mance in the chemicals industry. Finally, U.S. energy stocks performed well due to strong returns in the oil and gas industry, and U.S. utilities stocks also had solid relative returns.

  Despite the rocky start of the first 10 weeks of the period, which accounted for the Fund’s underperfor- mance for the entire fiscal year, the Fund’s Class A shares at NAV outperformed the Index by more than 5% for the year-to-date period from December 31, 2008 through August 31, 2009.

  In selecting stocks, management seeks to capitalize on the fact that nearly half of the investable stocks can be found outside of the United States, including securities of both established and emerging compa- nies operating in developed and emerging economies.
  Management seeks to purchase stocks that are reason- ably priced in relation to their fundamental value and that we believe will grow in value over time. In the current market environment, many fundamentally sound companies are trading at attractive valuations, which we believe is a positive factor that long-term investors should consider.

Portfolio Information

Top 10 Holdings[1]
By net assets
Gildan Activewear, Inc.	2.2%
Banco Santander Central Hispano SA ADR	2.0
Discover Financial Services	1.8
Owens Corning, Inc.	1.7
Total SA ADR	1.6
Nestle SA	1.6
Wells Fargo & Co.	1.6
CIGNA Corp.	1.5
Crown Castle International Corp.	1.4
Novartis AG ADR	1.4

1Top 10 Holdings represented 16.8% of the Portfolio’s net assets as of 8/31/09. Excludes cash equivalents.

2As a percentage of the Portfolio's net assets as of 8/31/09. Excludes cash equivalents.

Eaton Vance Global Growth Fund as of August 31, 2009

FUND PERFORMANCE

The line graph and table set forth below provide information about the Fund’s performance. The line graph compares the performance of Class A and Class B of the Fund with that of the MSCI World Index, an unmanaged index of global equity securities. The lines on the graph represent the total returns of a hypothetical investment of $10,000 in each of Class A, Class B and the MSCI World Index. Class A total returns are presented at net asset value and maximum public offering price. The table includes the total returns of each Class of the Fund at net asset value and maximum public offering price. The performance presented below does not reflect the deduction of taxes, if any, that a shareholder would pay on distributions or redemptions of Fund shares.

Performance[1]	Class A	Class B	Class C
Share Class Symbol	ETIAX	EMIAX	ECIAX
Average Annual Total Returns (at net asset value)
One Year	-30.00%	-30.34%	-30.43%
Five Years	2.48	1.98	1.96
Ten Years	0.40	-0.15	-0.16
Life of Fund†	5.84	5.35	5.08
SEC Average Annual Total Returns (including sales charge or applicable CDSC)
One Year	-34.02%	-33.82%	-31.12%
Five Years	1.27	1.60	1.96
Ten Years	-0.20	-0.15	-0.16
Life of Fund†	5.39	5.35	5.08

†Inception Dates – Class A: 9/18/95; Class B: 9/18/95; Class C: 11/22/95

1Average Annual Total Returns do not include the 5.75% maximum sales charge for Class A shares or the applicable contingent deferred sales charges
(CDSC) for Class B and Class C shares. If sales charges were deducted, the returns would be lower. SEC Average Annual Total Returns for Class A reflect the maximum 5.75% sales charge. SEC returns for Class B reflect the applicable CDSC based on the following schedule: 5% - 1st and 2nd years;
4% - 3rd year; 3% - 4th year; 2% - 5th year; 1% - 6th year. SEC returns for Class C reflect a 1% CDSC for the first year. Class A shares are subject to a 1% redemption fee if redeemed or exchanged within 90 days of settle-
ment of purchase. Absent an expense reimbursement by the Administrator, performance would be lower.

Total Annual
Operating Expenses[2]	Class A	Class B	Class C
Gross Expense Ratio	2.20%	2.70%	2.70%
Net Expense Ratio	2.00	2.50	2.50

2Source: Prospectus dated 1/1/09. Net Expense Ratio reflects a contractual expense reimbursement that continues through 12/31/10. Thereafter, the expense reimbursement may be changed or terminated at any time. Without this expense reimbursement expenses would be higher.

Comparison of Change in Value of a $10,000 Investment in Eaton Vance Global Growth Fund Class A and Class B vs. the MSCI World Index*

*	Source: Lipper, Inc. Class A and Class B of the Fund commenced investment operations on 9/18/95.

A $10,000 hypothetical investment at net asset value in Class C shares on 8/31/99 would have been valued at $9,838 on 8/31/09. It is not possible to invest directly in an Index. The Index's total return does not reflect commissions or expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index. Index returns reflect dividends net of any applicable foreign withholding taxes.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

Eaton Vance Global Growth Fund a s	o f	A u g u s t	3 1 ,	2 0 0 9
FUN D EXP ENSES

Example: As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases and redemption fees (if applicable); and (2) ongoing costs, including management fees; distribution or service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (March 1, 2009 – August 31, 2009).

Actual Expenses: The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes: The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the actual Fund expense ratio and an assumed rate of return of 5% per year (before expenses), which is not the actual return of the Fund. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or redemption fees (if applicable). Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would be higher.

	Eaton Vance Global Growth Fund

	Beginning Account Value	Ending Account Value	Expenses Paid During Period*
	(3/1/09)	(8/31/09)	(3/1/09 – 8/31/09)

Actual
Class A	$1,000.00	$1,476.20	$12.48**
Class B	$1,000.00	$1,472.70	$15.58**
Class C	$1,000.00	$1,471.70	$15.58**

Hypothetical
(5% return per year before expenses)
Class A	$1,000.00	$1,015.10	$10.16**
Class B	$1,000.00	$1,012.60	$12.68**
Class C	$1,000.00	$1,012.60	$12.68**

*

Expenses are equal to the Fund’s annualized expense ratio of 2.00% for Class A shares, 2.50% for Class B shares and 2.50% for Class C shares, multiplied by the average account value over the period, multiplied by 184/365 (to reflect the one-half year period). The Example assumes that the $1,000 was invested at the net asset value per share determined at the close of business on February 28, 2009. The Example reflects the expenses of both the Fund and the Portfolio.

**	Absent an allocation of expenses to an affiliate, the expenses would be higher.

Eaton Vance Global Growth Fund as of A u g u st 31, 2009

FINANCIAL STATEMENTS
S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s

As of August 31, 2009
Assets

Investment in Global Growth Portfolio, at value
(identified cost, $46,094,255)	$ 54,713,249
Receivable for Fund shares sold	13,911
Receivable from affiliate	40,952
Total assets	$ 54,768,112

Liabilities
Payable for Fund shares redeemed	$ 175,704
Payable to affiliates:
Management fee	5,714
Distribution and service fees	28,278
Accrued expenses	111,623
Total liabilities	$ 321,319
Net Assets	$ 54,446,793

Sources of Net Assets
Paid-in capital	$100,095,857
Accumulated net realized loss from Portfolio	(54,378,334)
Accumulated undistributed net investment income	110,276
Net unrealized appreciation from Portfolio	8,618,994
Total	$ 54,446,793

Class A Shares
Net Assets	$ 42,641,561
Shares Outstanding	2,866,417
Net Asset Value and Redemption Price Per Share
(net assets shares of beneficial interest outstanding)	$ 14.88
Maximum Offering Price Per Share
(100 94.25 of net asset value per share)	$ 15.79

Class B Shares
Net Assets	$ 4,865,369
Shares Outstanding	333,778
Net Asset Value and Offering Price Per Share*
(net assets shares of beneficial interest outstanding)	$ 14.58

Class C Shares
Net Assets	$ 6,939,863
Shares Outstanding	494,109
Net Asset Value and Offering Price Per Share*
(net assets shares of beneficial interest outstanding)	$ 14.05
On sales of $50,000 or more, the offering price of Class A shares is reduced.
* Redemption price per share is equal to the net asset value less any applicable contingent deferred sales charge.

Statement of Operations

For the Year Ended August 31, 2009

Investment Income

Dividends allocated from Portfolio (net of foreign taxes, $114,889)	$ 1,150,493
Interest allocated from Portfolio	22,479
Securities lending income allocated from Portfolio, net	116,562
Miscellaneous income	8,578
Expenses allocated from Portfolio	(772,366)
Total investment income from Portfolio	$ 525,746

Expenses
Management fee	$ 66,521
Distribution and service fees
Class A	204,844
Class B	55,918
Class C	66,430
Trustees’ fees and expenses	550
Custodian fee	21,221
Transfer and dividend disbursing agent fees	212,466
Legal and accounting services	34,252
Printing and postage	36,497
Registration fees	37,263
Miscellaneous	12,349
Total expenses	$ 748,311
Deduct —
Allocation of expenses to affiliate	$ 396,933
Total expense reductions	$ 396,933

Net expenses	$ 351,378

Net investment income	$ 174,368

Realized and Unrealized
Gain (Loss) from Portfolio
Net realized gain (loss) —
Investment transactions	$(28,956,599)
Foreign currency transactions	(52,937)
Net realized loss	$ (29,009,536)
Change in unrealized appreciation (depreciation) —
Investments from Portfolio	$ (2,634,276)
Foreign currency	(1,750)
Foreign currency from Portfolio	(754)
Net change in unrealized appreciation (depreciation)	$ (2,636,780)

Net realized and unrealized loss	$ (31,646,316)

Net decrease in net assets from operations	$ (31,471,948)

S e e notes to financ ial statem e nts
5

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9

FINANCIAL STATEMENTS CON T ’ D

S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s

Increase (Decrease)	Year Ended	Year Ended
in Net Assets	August 31, 2009	August 31, 2008
From operations —
Net investment income	$ 174,368	$ 163,816
Net realized gain (loss) from investment and
foreign currency transactions	(29,009,536)	2,658,626
Net change in unrealized appreciation
(depreciation) from investments and
foreign currency	(2,636,780)	(8,095,365)
Net decrease in net assets from operations	$ (31,471,948)	$ (5,272,923)
Distributions to shareholders —
From net investment income
Class A	$ (178,934)	$ —
Total distributions to shareholders	$ (178,934)	$ —
Transactions in shares of beneficial interest
Proceeds from sale of shares
Class A	$ 8,182,512	$ 21,854,678
Class B	589,706	3,526,013
Class C	929,157	3,748,961
Net asset value of shares issued to
shareholders in payment of distributions
declared
Class A	162,915	—
Cost of shares redeemed
Class A	(16,886,876)	(15,823,000)
Class B	(2,051,200)	(3,379,964)
Class C	(2,533,497)	(3,243,742)
Net asset value of shares exchanged
Class A	2,041,212	8,303,766
Class B	(2,041,212)	(8,303,766)
Redemption fees	4,862	18,285
Net increase (decrease) in net assets from Fund
share transactions	$ (11,602,421)	$ 6,701,231

Net increase (decrease) in net assets	$ (43,253,303)	$ 1,428,308

Net Assets
At beginning of year	$ 97,700,096	$ 96,271,788
At end of year	$ 54,446,793	$ 97,700,096

Accumulated undistributed
net investment income
included in net assets

At end of year	$ 110,276	$ 167,779

S e e notes to financ ial statem e nts
6

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
FINANCIAL STATEMENTS	CON T ’ D
F i n a n c i a l H i g h l i g h t s

			Class A
			Year Ended August 31,
	2009	2008	2007	2006	2005
Net asset value — Beginning of year	$21.350	$22.300	$17.430	$15.550	$13.220

Income (Loss) From Operations
Net investment income (loss)(1)	$ 0.057	$ 0.073(2)	$ (0.067)(3)	$ (0.158)	$ (0.122)
Net realized and unrealized gain (loss)	(6.477)	(1.027)	4.933	2.038	2.452
Total income (loss) from operations	$ (6.420)	$ (0.954)	$ 4.866	$ 1.880	$ 2.330

Less Distributions
From net investment income	$ (0.051)	$ —	$ —	$ —	$ —
Total distributions	$ (0.051)	$ —	$ —	$ —	$ —
Redemption fees	$ 0.001	$ 0.004	$ 0.004	$ 0.000(4)	$ 0.000(4)
Net asset value — End of year	$14.880	$21.350	$22.300	$17.430	$15.550
Total Return(5)	(30.00)%	(4.26)%	27.94%	12.09%	17.62%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$42,642	$72,303	$61,973	$49,529	$41,155
Ratios (as a percentage of average daily net assets):
Expenses(6)(7)	2.00%(8)	2.13%(8)	2.33%	2.49%(8)	2.52%(8)
Net investment income (loss)	0.45%	0.32%(2)	(0.33)%(3)	(0.95)%	(0.82)%
Portfolio Turnover of the Portfolio	155%	124%	94%	186%	130%

(1)	Computed using average shares outstanding.
(2)

Net investment income per share reflects a dividend resulting from a corporate action allocated from the Portfolio which amounted to $0.101 per share. Excluding this dividend, the ratio of net investment income (loss) to average daily net assets would have been (0.12)%.

(3)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.069 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (0.67)%.

(4)	Amount represents less than $0.0005 per share.
(5)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(6)	Includes the Fund’s share of the Portfolio’s allocated expenses.
(7)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(8)

The investment adviser(s) to the Portfolio waived a portion of its investment adviser fee and/or the administrator of the Fund subsidized certain operating expenses (equal to 0.75%, 0.07%, 0.04% and less than 0.01% of average daily net assets for the years ended August 31, 2009, 2008, 2006 and 2005, respectively).

S e e notes to financ ial statem e nts
7

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
FINANCIAL STATEMENTS CON T ’ D
F i n a n c i a l H i g h l i g h t s

			Class B
			Year Ended August 31,
	2009	2008	2007	2006	2005
Net asset value — Beginning of year	$20.930	$21.970	$17.260	$15.480	$13.220

Income (Loss) From Operations
Net investment loss(1)	$ (0.009)	$ (0.040)(2)	$ (0.171)(3)	$ (0.251)	$ (0.197)
Net realized and unrealized gain (loss)	(6.342)	(1.004)	4.877	2.031	2.457
Total income (loss) from operations	$ (6.351)	$ (1.044)	$ 4.706	$ 1.780	$ 2.260
Redemption fees	$ 0.001	$ 0.004	$ 0.004	$ 0.000(4)	$ 0.000(4)
Net asset value — End of year	$14.580	$20.930	$21.970	$17.260	$15.480
Total Return(5)	(30.34)%	(4.73)%	27.29%	11.50%	17.10%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 4,865	$12,770	$21,436	$22,824	$29,464
Ratios (as a percentage of average daily net assets):
Expenses(6)(7)	2.50%(8)	2.63%(8)	2.83%	2.99%(8)	3.02%(8)
Net investment loss	(0.07)%	(0.17)%(2)	(0.87)%(3)	(1.52)%	(1.32)%
Portfolio Turnover of the Portfolio	155%	124%	94%	186%	130%

(1)	Computed using average shares outstanding.
(2)

Net investment loss per share reflects a dividend resulting from a corporate action allocated from the Portfolio which amounted to $0.125 per share. Excluding this dividend, the ratio of net investment loss to average daily net assets would have been (0.72)%.

(3)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.070 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.22)%.

(4)	Amount represents less than $0.0005 per share.
(5)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(6)	Includes the Fund’s share of the Portfolio’s allocated expenses.
(7)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(8)

The investment adviser(s) to the Portfolio waived a portion of its investment adviser fee and/or the administrator of the Fund subsidized certain operating expenses (equal to 0.75%, 0.07%, 0.04% and less than 0.01% of average daily net assets for the years ended August 31, 2009, 2008, 2006 and 2005, respectively).

S e e notes to financ ial statem e nts
8

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
FINANCIAL STATEMENTS CON T ’ D
F i n a n c i a l H i g h l i g h t s

			Class C
			Year Ended August 31,
	2009	2008	2007	2006	2005
Net asset value — Beginning of year	$20.180	$21.180	$16.640	$14.920	$12.740

Income (Loss) From Operations
Net investment loss(1)	$ (0.008)	$ (0.038)(2)	$ (0.164)(3)	$ (0.237)	$ (0.191)
Net realized and unrealized gain (loss)	(6.123)	(0.966)	4.700	1.957	2.371
Total income (loss) from operations	$ (6.131)	$ (1.004)	$ 4.536	$ 1.720	$ 2.180
Redemption fees	$ 0.001	$ 0.004	$ 0.004	$ 0.000(4)	$ 0.000(4)
Net asset value — End of year	$14.050	$20.180	$21.180	$16.640	$14.920
Total Return(5)	(30.43)%	(4.72)%	27.28%	11.53%	17.11%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 6,940	$12,627	$12,863	$10,738	$11,364
Ratios (as a percentage of average daily net assets):
Expenses(6)(7)	2.50%(8)	2.63%(8)	2.83%	2.99%(8)	3.02%(8)
Net investment loss	(0.06)%	(0.17)%(2)	(0.85)%(3)	(1.48)%	(1.33)%
Portfolio Turnover of the Portfolio	155%	124%	94%	186%	130%

(1)	Computed using average shares outstanding.
(2)

Net investment loss per share reflects a dividend resulting from a corporate action allocated from the Portfolio which amounted to $0.100 per share. Excluding this dividend, the ratio of net investment loss to average daily net assets would have been (0.63)%.

(3)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.065 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.19)%.

(4)	Amount represents less than $0.0005 per share.
(5)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(6)	Includes the Fund’s share of the Portfolio’s allocated expenses.
(7)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(8)

The investment adviser(s) to the Portfolio waived a portion of its investment adviser fee and/or the administrator of the Fund subsidized certain operating expenses (equal to 0.75%, 0.07%, 0.04% and less than 0.01% of average daily net assets for the years ended August 31, 2009, 2008, 2006 and 2005, respectively).

S e e notes to financ ial statem e nts
9

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS

1 Significant Accounting Policies

Eaton Vance Global Growth Fund (the Fund) is a diversified series of Eaton Vance Growth Trust (the Trust). The Trust is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company. The Fund offers three classes of shares. Class A shares are generally sold subject to a sales charge imposed at time of purchase. Class B and Class C shares are sold at net asset value and are generally subject to a contingent deferred sales charge (see Note 5). Class B shares automatically convert to Class A shares eight years after their purchase as described in the Fund’s prospectus. Each class represents a pro-rata interest in the Fund, but votes separately on class-specific matters and (as noted below) is subject to different expenses. Realized and unrealized gains and losses and net investment income and losses, other than class-specific expenses, are allocated daily to each class of shares based on the relative net assets of each class to the total net assets of the Fund. Each class of shares differs in its distribution plan and certain other class-specific expenses. The Fund invests all of its investable assets in interests in Global Growth Portfolio (the Portfolio), a New York trust, having the same investment objective and policies as the Fund. The value of the Fund’s investment in the Portfolio reflects the Fund’s proportionate interest in the net assets of the Portfolio (99.9% at August 31, 2009). The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the portfolio of investments, are included elsewhere in this report and should be read in conjunction with the Fund’s financial statements.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Valuation of securities by the Portfolio is discussed in Note 1A of the Portfolio’s Notes to Financial Statements, which are included elsewhere in this report.

B Income — The Fund’s net investment income or loss consists of the Fund’s pro-rata share of the net investment income or loss of the Portfolio, less all actual and accrued expenses of the Fund.

C Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary.

At August 31, 2009, the Fund, for federal income tax purposes, had a capital loss carryforward of $36,892,511 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders, which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on August 31, 2010 ($8,739,758), August 31, 2011 ($16,365,440) and August 31, 2017 ($11,787,313).

Additionally, at August 31, 2009, the Fund had a net capital loss of $16,795,022 attributable to security transactions incurred after October 31, 2008. This net capital loss is treated as arising on the first day of the Fund’s taxable year ending August 31, 2010.

In addition to the requirements of the Internal Revenue Code, the Fund may also be required to recognize its pro-rata share of the capital gains taxes incurred by the Portfolio. In doing so, the daily net asset value would reflect the Fund’s pro-rata share of the estimated reserve for such taxes incurred by the Portfolio.

As of August 31, 2009, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Fund’s federal tax returns filed in the 3-year period ended August 31, 2009 remains subject to examination by the Internal Revenue Service.

D Expenses — The majority of expenses of the Trust are directly identifiable to an individual fund. Expenses which are not readily identifiable to a specific fund are allocated taking into consideration, among other things, the nature and type of expense and the relative size of the funds.

E Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Use of Estimates — The preparation of the financial

statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS CON T ’D

G Indemnifications — Under the Trust’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund, and shareholders are indemnified against personal liability for the obligations of the Trust. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

H Redemption Fees — Upon the redemption or

exchange of shares by Class A shareholders within 90 days of the settlement of purchase, a fee of 1% of the current net asset value of these shares will be assessed and retained by the Fund for the benefit of the remaining shareholders. The redemption fee is accounted for as an addition to paid-in capital.

I Other — Investment transactions are accounted for on

a trade date basis. Dividends to shareholders are recorded on the ex-dividend date.

2 Distributions to Shareholders

It is the present policy of the Fund to make at least one distribution annually (normally in December) of all or substantially all of its net investment income and to distribute annually all or substantially all of its net realized capital gains (reduced by available capital loss carryforwards from prior years, if any). Distributions are declared separately for each class of shares. Shareholders may reinvest income and capital gain distributions in additional shares of the same class of the Fund at the net asset value as of the ex-dividend date or, at the election of the shareholder, receive distributions in cash. The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital. For tax purposes, distributions from short-term capital gains are considered to be from ordinary income.

The tax character of distributions declared for the years ended August 31, 2009 and August 31, 2008 was as follows:

	Year Ended August 31,
	2009	2008
Distributions declared from:
Ordinary income	$178,934	$ —

During the year ended August 31, 2009, accumulated net realized loss was decreased by $52,937 and accumulated undistributed net investment income was decreased by $52,937 due to differences between book and tax accounting, primarily for foreign currency gain (loss). These reclassifications had no effect on the net assets or net asset value per share of the Fund.

As of August 31, 2009, the components of distributable earnings (accumulated losses) and unrealized appreciation (depreciation) on a tax basis were as follows:

Undistributed ordinary income	$ 538,259
Net unrealized appreciation	$ 7,500,210
Capital loss carryforward and post October losses	$(53,687,533)

The differences between components of distributable earnings (accumulated losses) on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales, investments in passive foreign investment companies and investments in partnerships.

3 Management Fee and Other Transactions with Affiliates

The management fee is earned by Eaton Vance Management (EVM) as compensation for management and administration of the business affairs of the Fund. The fee is computed at an annual rate of 0.25% of the Fund’s average daily net assets up to $500 million, and at reduced rates as daily net assets exceed that level, and is payable monthly. Pursuant to a Management Fee Reduction Agreement, EVM has agreed to reduce its management fee by 0.125% annually of the average daily net assets of the Fund. This agreement may not be terminated or amended unless approved by the majority vote of the non-interested Trustees. For the year ended August 31, 2009, the management fee was equivalent to 0.125% of the Fund’s average daily net assets and amounted to $66,521. In addition, EVM has agreed to reimburse the Fund’s operating expenses to the extent that they exceed 2.00%, 2.50% and 2.50% annually of the Fund’s average daily net assets for Class A, Class B and Class C, respectively. This agreement may be changed or terminated after December 31, 2010. Pursuant to this agreement, EVM was allocated $396,933 of the Fund’s operating expenses for the year ended August 31, 2009. EVM serves as the sub-transfer agent of the Fund and receives from the transfer agent an aggregate fee based upon the actual expenses incurred by EVM in the performance of these services. For the year ended August 31, 2009, EVM earned $9,693 in sub-transfer agent fees. The Fund was informed that Eaton Vance Distributors, Inc. (EVD), an affiliate of EVM and the Fund’s principal underwriter, received $3,638 as its portion of the sales charge on sales of Class A shares for the year ended August 31, 2009. EVD also

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS CON T ’D

received distribution and service fees from Class A, Class B and Class C shares (see Note 4) and contingent deferred sales charges (see Note 5).

Except for Trustees of the Fund and the Portfolio who are not members of EVM’s organization, officers and Trustees receive remuneration for their services to the Fund out of the management fee. Certain officers and Trustees of the Fund and the Portfolio are officers of EVM.

4 Distribution Plans

The Fund has in effect a distribution plan for Class A shares (Class A Plan), Class B shares (Class B Plan) and Class C shares (Class C Plan) (collectively, the Plans), pursuant to Rule 12b-1 under the 1940 Act. The Plans require the Fund to pay EVD amounts equal to an annual rate of 0.75% of its average daily net assets attributable to Class B and Class C shares and an amount equal to (a) 0.50% of that portion of its average daily net assets attributable to Class A shares which have remained outstanding for less than one year and (b) 0.25% of that portion of its average daily net assets which is attributable to Class A shares which have remained outstanding for more than one year, for providing ongoing distribution services to the Fund. The Fund will automatically discontinue payments to EVD during any period in which there are no outstanding Uncovered Distribution Charges, which are equivalent to the sum of (i) 5% and 6.25% of the aggregate amount received by the Fund for Class B and Class C shares sold, respectively, plus (ii) interest calculated by applying the rate of 1% over the prevailing prime rate to the outstanding balance of Uncovered Distribution Charges of EVD of each respective class, reduced by the aggregate amount of contingent deferred sales charges (see Note 5) and amounts theretofore paid or payable to EVD by each respective class. For the year ended August 31, 2009, the Fund paid or accrued to EVD $115,367, $41,939 and $49,823 for Class A, Class B and Class C shares, respectively, representing 0.28%, 0.75% and 0.75% of the average daily net assets of Class A, Class B and Class C shares, respectively. At August 31, 2009, the amounts of Uncovered Distribution Charges of EVD calculated under the Class B and Class C Plans were approximately $2,028,000 and $4,073,000, respectively.

The Class A Plan also authorizes the Fund to make payments of service fees to EVD, investment dealers and other persons in amounts not exceeding 0.25% per annum of its average daily net assets attributable to Class A shares based on the value of Fund shares sold by such persons and remaining outstanding for at least one year. The Class B Plan and Class C Plan authorize the Fund to make payments of service fees equal to 0.25% per annum of its average daily net assets attributable to Class B and Class C shares. Service fees paid or accrued are for personal services and/or the maintenance of shareholder accounts. They are separate and distinct from the sales commissions and distribution fees payable to EVD and, as such, are not subject to automatic discontinuance when there are no outstanding Uncovered Distribution Charges of EVD. Service fees paid or accrued for the year ended August 31, 2009 amounted to $89,477, $13,979 and $16,607 for Class A, Class B and Class C shares, respectively, representing 0.22%, 0.25% and 0.25% of the average daily net assets for Class A, Class B and Class C shares, respectively.

5 Contingent Deferred Sales Charges

A contingent deferred sales charge (CDSC) generally is imposed on redemptions of Class B shares made within six years of purchase and on redemptions of Class C shares made within one year of purchase. Class A shares may be subject to a 1% CDSC if redeemed within 18 months of purchase (depending on the circumstances of purchase). Generally, the CDSC is based upon the lower of the net asset value at date of redemption or date of purchase. No charge is levied on shares acquired by reinvestment of dividends or capital gain distributions. The CDSC for Class B shares is imposed at declining rates that begin at 5% in the case of redemptions in the first and second year after purchase, declining one percentage point each subsequent year. Class C shares are subject to a 1% CDSC if redeemed within one year of purchase. No CDSC is levied on shares which have been sold to EVM or its affiliates or to their respective employees or clients and may be waived under certain other limited conditions. CDSCs received on Class B and Class C redemptions are paid to EVD to reduce the amount of Uncovered Distribution Charges calculated under the Fund’s Class B and Class C Plans. CDSCs received on Class B and Class C redemptions when no Uncovered Distribution Charges exist are credited to the Fund. For the year ended August 31, 2009, the Fund was informed that EVD received approximately $5,000, $23,000 and $2,000 of CDSCs paid by Class A, Class B and Class C shareholders, respectively.

6 Investment Transactions

For the year ended August 31, 2009, increases and decreases in the Fund’s investment in the Portfolio aggregated $9,346,348 and $20,695,393, respectively.

7 Shares of Beneficial Interest

The Fund’s Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Such shares may be issued in a number of different series (such as the Fund) and classes. Transactions in Fund shares were as follows:

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS CON T ’D

	Year Ended August 31,
Class A	2009	2008
Sales	656,233	938,417
Issued to shareholders electing to receive payments of
distributions in Fund shares	12,976	—
Redemptions	(1,344,764)	(692,037)
Exchange from Class B shares	155,731	360,646
Net increase (decrease)	(519,824)	607,026

	Year Ended August 31,
Class B	2009	2008
Sales	44,241	151,461
Issued to shareholders electing to receive payments of
distributions in Fund shares	263	—
Redemptions	(162,025)	(149,935)
Exchange to Class A shares	(158,907)	(367,044)
Net decrease	(276,428)	(365,518)

	Year Ended August 31,
Class C	2009	2008
Sales	76,691	168,018
Redemptions	(208,374)	(149,552)
Net increase (decrease)	(131,683)	18,466

For the years ended August 31, 2009 and August 31,
2008, the Fund received $4,862 and $18,285, respectively,
in redemption fees.

8 Review for Subsequent Events
In connection with the preparation of the financial
statements of the Fund as of and for the year ended
August 31, 2009, events and transactions subsequent to
August 31, 2009 through October 19, 2009, the date the
financial statements were issued, have been evaluated by
the Fund’s management for possible adjustment and/or
disclosure. Management has not identified any subsequent
events requiring financial statement disclosure as of the
date these financial statements were issued.

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Shareholders of
Eaton Vance Global Growth Fund:

We have audited the accompanying statement of assets and
liabilities of Eaton Vance Global Growth Fund (the “Fund”)
(one of the funds constituting Eaton Vance Growth Trust), as of August 31, 2009, the related statement of operations for
the year then ended, and the statements of changes in net
assets and the financial highlights for each of the two years in the period then ended. These financial statements and
financial highlights are the responsibility of the Fund’s
management. Our responsibility is to express an opinion on
these financial statements and financial highlights based on our audits. The financial highlights for each of the three years in the period ended August 31, 2007, were audited by other
auditors. Those auditors expressed an unqualified opinion on those financial statements and financial highlights in their report dated October 15, 2007.

We conducted our audits in accordance with the standards of
the Public Company Accounting Oversight Board (United
States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the
financial statements and financial highlights are free of
material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for
designing audit procedures that are appropriate in the
circumstances, but not for the purpose of expressing an
opinion on the effectiveness of the Fund’s internal control
over financial reporting. Accordingly, we express no such
opinion. An audit also includes examining, on a test basis,
evidence supporting the amounts and disclosures in the
financial statements, assessing the accounting principles used and significant estimates made by management, as well as
evaluating the overall financial statement presentation. We
believe that our audits provide a reasonable basis for
our opinion.

In our opinion, the financial statements and financial
highlights referred to above present fairly, in all material respects, the financial position of Eaton Vance Global Growth
Fund as of August 31, 2009, the results of its operations for the year then ended, and the changes in its net assets and the financial highlights for each of the two years in the period then ended, in conformity with accounting principles
generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 19, 2009

Eaton Vance Global Growth Fund a s o f A u g u s t 3 1 , 2 0 0 9
FEDERAL TAX IN FORMATION (Unaudited)

The Form 1099-DIV you receive in January 2010 will show the tax status of all distributions paid to your account in calendar year 2009. Shareholders are advised to consult their own tax adviser with respect to the tax consequences of their investment in the Fund. As required by the Internal Revenue Code regulations, shareholders must be notified within 60 days of the Fund’s fiscal year end regarding the status of qualified dividend income for individuals and the dividends received deduction for corporations.

Qualified Dividend Income. The Fund designates $1,188,087, or up to the maximum amount of such dividends allowable pursuant to the Internal Revenue Code, as qualified dividend income eligible for the reduced tax rate of 15%.

Dividends Received Deduction. Corporate shareholders are generally entitled to take the dividends received deduction on the portion of the Fund’s dividend distribution that qualifies under tax law. For the Fund’s fiscal 2009 ordinary income dividends, 30.17% qualifies for the corporate dividends received deduction.

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
PORTFOLIO OF INVESTMENTS

Common Stocks — 97.0%
Security	Shares	Value
Auto Components — 0.5%
Goodyear Tire & Rubber Co. (The)(1)	16,400	$ 270,436
		$ 270,436

Automobiles — 1.6%
Honda Motor Co., Ltd.	12,000	$ 376,267
Toyota Motor Corp.	11,300	481,767
		$ 858,034

Beverages — 2.5%
Central European Distribution Corp.(1)(2)	11,200	$ 360,640
Diageo PLC ADR	8,300	514,932
Fomento Economico Mexicano SA de CV ADR(2)	13,000	472,940
		$ 1,348,512

Building Products — 2.5%
Lennox International, Inc.(2)	3,340	$ 119,839
Owens Corning, Inc.(1)(2)	41,600	929,344
Wienerberger AG(1)	14,100	322,314
		$ 1,371,497

Capital Markets — 1.7%
Aberdeen Asset Management PLC	18,275	$ 40,733
Affiliated Managers Group, Inc.(1)(2)	5,179	338,344
Goldman Sachs Group, Inc.(2)	1,800	297,828
Morgan Stanley(2)	9,300	269,328
		$ 946,233

Chemicals — 2.0%
Agrium, Inc.(2)	8,000	$ 381,680
Celanese Corp., Class A	16,000	407,520
Solutia, Inc.(1)(2)	23,000	281,290
		$ 1,070,490

Commercial Banks — 9.1%
Banco Santander Central Hispano SA ADR(2)	71,000	$ 1,095,530
Barclays PLC(1)	104,000	636,609
BOC Hong Kong Holdings, Ltd.	156,000	311,572
Boston Private Financial Holdings, Inc.(2)	2,786	13,986
Credit Agricole SA	7,400	137,475
DBS Group Holdings, Ltd.	72,000	632,279
Intesa Sanpaolo SpA(1)	67,000	291,133

Security	Shares	Value
Commercial Banks (continued)
KBC Groep NV(1)	9,900	$ 372,212
Mitsubishi UFJ Financial Group, Inc.	39,000	247,933
National Bank of Greece SA(1)	9,200	288,965
SVB Financial Group(1)(2)	2,963	117,779
Wells Fargo & Co.(2)	31,000	853,120
		$ 4,998,593

Commercial Services & Supplies — 0.5%
Copart, Inc.(1)	7,300	$ 257,982
		$ 257,982

Communications Equipment — 2.4%
Brocade Communications Systems, Inc.(1)(2)	72,600	$ 524,898
Research In Motion, Ltd.(1)(2)	5,726	418,342
Riverbed Technology, Inc.(1)(2)	20,565	396,493
		$ 1,339,733

Computers & Peripherals — 1.3%
3PAR, Inc.(1)(2)	27,000	$ 238,680
Apple, Inc.(1)	2,000	336,420
Toshiba Corp.	32,000	164,279
		$ 739,379

Construction & Engineering — 0.4%
Vinci SA	4,000	$ 215,300
		$ 215,300

Consumer Finance — 2.8%
American Express Co.(2)	7,100	$ 240,122
Discover Financial Services	71,000	976,250
ORIX Corp.	3,800	291,176
		$ 1,507,548

Diversified Consumer Services — 2.5%
Apollo Group, Inc., Class A(1)	11,400	$ 738,948
Corinthian Colleges, Inc.(1)(2)	32,800	628,776
		$ 1,367,724

Diversified Financial Services — 0.5%
JPMorgan Chase & Co.	6,200	$ 269,452
		$ 269,452

S e e notes to financ ial statem e nts
16

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
PORTFOLIO OF INVESTMENTS CO N T ’ D

Security	Shares	Value
Diversified Telecommunication Services — 2.6%
France Telecom SA ADR(2)	18,600	$ 478,764
Koninklijke KPN NV	18,800	289,360
Telefonica SA	25,600	647,295
		$ 1,415,419

Electric Utilities — 0.6%
E.ON AG ADR	7,600	$ 321,860
		$ 321,860

Electrical Equipment — 2.8%
ABB, Ltd. ADR(1)	20,800	$ 398,736
Baldor Electric Co.(2)	10,500	294,735
GrafTech International, Ltd.(1)	54,000	768,420
Yingli Green Energy Holding Co. Ltd. ADR(1)(2)	6,905	74,505
		$ 1,536,396

Electronic Equipment, Instruments &
Components — 1.2%
FUJIFILM Holdings Corp.	13,000	$ 386,903
Hon Hai Precision Industry Co., Ltd.	67,000	225,584
Itron, Inc.(1)(2)	700	38,353
		$ 650,840

Energy Equipment & Services — 0.9%
Nabors Industries, Ltd.(1)(2)	10,600	$ 187,408
OAO TMK GDR	7,300	83,068
Patterson-UTI Energy, Inc.(2)	13,000	172,770
Pride International, Inc.(1)(2)	2,418	62,336
Seahawk Drilling, Inc.(1)	161	3,593
		$ 509,175

Food Products — 2.8%
Cosan, Ltd., Class A(1)(2)	23,200	$ 189,544
Nestle SA	20,700	861,804
Unilever PLC	17,000	464,541
		$ 1,515,889

Health Care Equipment & Supplies — 0.3%
Masimo Corp.(1)(2)	6,000	$ 150,720
		$ 150,720

Security	Shares	Value
Health Care Providers & Services — 2.1%
CIGNA Corp.	27,700	$ 815,211
Express Scripts, Inc.(1)(2)	2,700	194,994
Health Management Associates, Inc., Class A(1)(2)	18,000	124,380
		$ 1,134,585

Hotels, Restaurants & Leisure — 1.5%
Bally Technologies, Inc.(1)(2)	4,200	$ 169,806
Carnival PLC	4,400	134,221
Scientific Games Corp., Class A(1)	34,000	524,280
		$ 828,307

Household Durables — 3.1%
Desarrolladora Homex SA de CV ADR(1)(2)	18,500	$ 657,490
LG Electronics, Inc.	1,400	160,104
Mohawk Industries, Inc.(1)(2)	3,300	165,396
Tempur-Pedic International, Inc.(1)(2)	24,000	355,200
Whirlpool Corp.(2)	5,600	359,576
		$ 1,697,766

Household Products — 0.2%
Church & Dwight Co., Inc.(2)	2,400	$ 137,112
		$ 137,112

Industrial Conglomerates — 1.5%
Cookson Group PLC	50,000	$ 319,046
Keppel Corp., Ltd.	91,200	481,901
		$ 800,947

Insurance — 4.9%
Aegon NV(1)	63,800	$ 480,984
Allied World Assurance Holdings, Ltd.	12,800	593,024
AXA SA ADR	23,700	542,019
Fairfax Financial Holdings, Ltd.	210	71,150
Lincoln National Corp.	13,400	338,216
Prudential Financial, Inc.	7,043	356,235
Zurich Financial Services AG	1,300	286,497
		$ 2,668,125

Internet & Catalog Retail — 0.5%
Netflix, Inc.(1)(2)	6,500	$ 283,790
		$ 283,790

S e e notes to financ ial statem e nts
17

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
PORTFOLIO OF INVESTMENTS CO N T ’ D

Security	Shares	Value
IT Services — 0.9%
Accenture, Ltd., Class A(2)	9,000	$ 297,000
Euronet Worldwide, Inc.(1)(2)	5,000	118,100
Wright Express Corp.(1)(2)	2,000	63,040
		$ 478,140

Media — 2.4%
Arbitron, Inc.(2)	16,055	$ 294,128
Central European Media Enterprises, Ltd., Class A(1)(2)	8,200	235,586
Liberty Entertainment, Series A(1)	27,500	766,975
		$ 1,296,689

Metals & Mining — 4.5%
Anglo American PLC ADR(1)(2)	18,110	$ 293,201
Gammon Gold, Inc.(1)(2)	26,000	174,980
Rio Tinto PLC ADR	1,600	248,256
Sterlite Industries India, Ltd. ADR(1)(2)	34,800	465,972
Thompson Creek Metals Co., Inc.(1)	32,300	371,453
Vale SA ADR(2)	18,100	311,501
Walter Energy, Inc.(2)	11,500	596,965
		$ 2,462,328

Multi-Utilities — 2.0%
National Grid PLC	57,800	$ 554,899
RWE AG	5,700	528,540
		$ 1,083,439

Multiline Retail — 0.8%
Big Lots, Inc.(1)(2)	11,700	$ 297,414
Marks & Spencer Group PLC	23,000	126,521
		$ 423,935

Office Electronics — 0.5%
Canon, Inc.	7,000	$ 267,587
		$ 267,587

Oil, Gas & Consumable Fuels — 7.9%
Brigham Exploration Co.(1)(2)	31,138	$ 203,954
Chesapeake Energy Corp.(2)	13,000	296,920
LUKOIL OAO ADR	7,300	369,380
Massey Energy Co.	22,300	603,884
Newfield Exploration Co.(1)(2)	4,300	166,367
OMV AG	3,100	122,394
Petrohawk Energy Corp.(1)(2)	16,150	347,709

Security	Shares	Value

Oil, Gas & Consumable Fuels (continued)
Petroleo Brasileiro SA ADR(2)	17,700	$ 587,640
StatoilHydro ASA ADR	13,495	294,731
Total SA ADR	15,600	893,412
Uranium One, Inc.(1)	195,500	437,520
		$ 4,323,911

Personal Products — 0.6%
Avon Products, Inc.(2)	10,500	$ 334,635
		$ 334,635

Pharmaceuticals — 6.5%
AstraZeneca PLC ADR(2)	10,500	$ 489,615
Biovail Corp.	20,000	254,400
GlaxoSmithKline PLC ADR(2)	10,700	418,370
King Pharmaceuticals, Inc.(1)(2)	28,000	290,640
Novartis AG ADR(2)	16,700	776,049
Perrigo Co.(2)	4,000	118,080
Roche Holding AG	2,000	318,551
Sanofi-Aventis SA	9,000	612,789
Teva Pharmaceutical Industries, Ltd. ADR(2)	5,600	288,400
		$ 3,566,894

Real Estate Investment Trusts (REITs) — 0.2%
Chimera Investment Corp.(2)	32,700	$ 124,260
		$ 124,260

Road & Rail — 1.0%
All America Latina Logistica	20,000	$ 144,532
Kansas City Southern(1)(2)	17,400	415,860
		$ 560,392

Semiconductors & Semiconductor
Equipment — 3.0%
Atheros Communications, Inc.(1)(2)	19,900	$ 550,036
Cirrus Logic, Inc.(1)	52,000	257,920
MEMC Electronic Materials, Inc.(1)(2)	10,100	161,095
ON Semiconductor Corp.(1)(2)	40,200	324,414
Tessera Technologies, Inc.(1)	13,120	329,706
		$ 1,623,171

Software — 1.5%
Ariba, Inc.(1)(2)	13,688	$ 156,865
Check Point Software Technologies, Ltd.(1)(2)	5,600	156,072

S e e notes to financ ial statem e nts
18

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
PORTFOLIO OF INVESTMENTS CO N T ’ D

Security	Shares	Value
Software (continued)
Concur Technologies, Inc.(1)(2)	6,200	$ 219,232
Nintendo Co., Ltd.	900	243,921
Rosetta Stone, Inc.(1)(2)	2,964	65,356
		$ 841,446

Specialty Retail — 1.3%
Advance Auto Parts, Inc.(2)	12,388	$ 524,012
Children’s Place Retail Stores, Inc. (The)(1)(2)	2,400	72,792
Kingfisher PLC	36,000	123,338
		$ 720,142

Textiles, Apparel & Luxury Goods — 3.0%
Gildan Activewear, Inc.(1)(2)	58,900	$ 1,212,751
Hanesbrands, Inc.(1)(2)	20,800	438,048
		$ 1,650,799

Tobacco — 1.6%
British American Tobacco PLC	23,500	$ 714,054
Japan Tobacco, Inc.	65	188,466
		$ 902,520

Trading Companies & Distributors — 1.2%
Mitsui & Co., Ltd.	50,000	$ 650,200
		$ 650,200

Wireless Telecommunication Services — 2.8%
Crown Castle International Corp.(1)	29,000	$ 778,940
MTN Group, Ltd.	13,000	213,150
Turkcell Iletisim Hizmetleri AS ADR(2)	33,000	531,630
		$ 1,523,720

Total Common Stocks
(identified cost $44,477,052)		$53,046,052

Inve stm e nt Funds — 0.6%
Security	Shares	Value
Capital Markets — 0.6%
MidCap SPDR Trust, Series 1(2)	2,887	$ 343,235

Total Investment Funds
(identified cost $301,909)		$ 343,235

Short-Term Investments —	29. 0%
Interest
Description	(000’s omitted)	Value
Cash Management Portfolio, 0.00%(3)	$ 1,256	$ 1,256,403
Eaton Vance Cash Collateral Fund, LLC, 0.44%(3)(4)	14,610	14,609,812
$ 15,866,215

Total Short-Term Investments
(identified cost $15,866,215)		$ 15,866,215

Total Investments — 126.6%
(identified cost $60,645,176)		$ 69,255,502

Other Assets, Less Liabilities — (26.6)%		$(14,542,065)

Net Assets — 100.0%		$ 54,713,437

The percentage shown for each investment category in the Portfolio of Investments is based on net assets.

ADR - American Depository Receipt

GDR - Global Depository Receipt

(1)	Non-income producing security.
(2)	All or a portion of this security was on loan at August 31, 2009.
(3)

Affiliated investment company available to Eaton Vance portfolios and funds which invests in high quality, U.S. dollar denominated money market instruments. The rate shown is the annualized seven-day yield as of August 31, 2009.

(4)

The amount invested in Eaton Vance Cash Collateral Fund, LLC represents cash collateral received for securities on loan at August 31, 2009. Other Assets, Less Liabilities includes an equal and offsetting liability of the Portfolio to repay collateral amounts upon the return of loaned securities.

S e e notes to financ ial statem e nts
19

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9

PORTFOLIO OF INVESTMENTS CO N T ’ D

Countr y Concentration of Portfolio

	Percentage
Country	of Net Assets	Value
United States	42.2%	$23,082,540
United Kingdom	9.3	5,078,336
Canada	6.1	3,322,276
Japan	6.0	3,298,499
France	5.3	2,879,759
Switzerland	4.8	2,641,637
Spain	3.2	1,742,825
Brazil	2.3	1,233,217
Mexico	2.1	1,130,430
Singapore	2.0	1,114,180
Bermuda	1.9	1,077,432
Germany	1.6	850,400
Netherlands	1.4	770,344
Turkey	1.0	531,630
India	0.9	465,972
Russia	0.8	452,448
Austria	0.8	444,708
Israel	0.8	444,472
Belgium	0.7	372,212
Poland	0.7	360,640
Hong Kong	0.6	311,572
Norway	0.5	294,731
Italy	0.5	291,133
Greece	0.5	288,965
Czech Republic	0.4	235,586
Taiwan	0.4	225,584
South Africa	0.4	213,150
South Korea	0.3	160,104
Cayman Islands	0.1	74,505
Long-Term Investments	97.6%	$53,389,287
Short-Term Investments		15,866,215
Total Investments		$69,255,502

S e e notes to financ ial statem e nts
20

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9

FINANCIAL STATEMENTS

S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s		S t a t e m e n t o f O p e r a t i o n s

As of August 31, 2009		For the Year Ended
Assets		August 31, 2009
		Investment Income
Unaffiliated investments, at value including $13,891,319 of securities on
loan (identified cost, $44,778,961)	$53,389,287	Dividends (net of foreign taxes, $114,889)	$ 1,150,497
Affiliated investments, at value (identified cost, $15,866,215)	15,866,215	Securities lending income, net	116,562
Foreign currency, at value (identified cost, $128)	128	Interest income allocated from affiliated investment	22,479
Dividends receivable	62,428	Expenses allocated from affiliated investment	(10,032)
Receivable for investments sold	699,183	Total investment income	$ 1,279,506
Securities lending income receivable	4,783
Tax reclaims receivable	94,205

Total assets	$70,116,229	Expenses
		Investment adviser fee	$ 390,062
		Administration fee	133,216
Liabilities		Trustees’ fees and expenses	2,707
Collateral for securities loaned	$14,609,812	Custodian fee	175,639
Payable for investments purchased	646,948	Legal and accounting services	58,916
Payable to affiliates:		Miscellaneous	2,692
Investment adviser fee	29,916	Total expenses	$ 763,232
Administration fee	11,639
Accrued expenses	104,477	Deduct —
		Reduction of investment adviser fee	$ 897
Total liabilities	$15,402,792
		Total expense reductions	$ 897
Net Assets applicable to investors interest in Portfolio	$54,713,437
		Net expenses	$ 762,335

Sources of Net Assets		Net investment income	$ 517,171
Net proceeds from capital contributions and withdrawals	$46,094,161
Net unrealized appreciation	8,619,276
Total	$54,713,437	Realized and Unrealized Gain (Loss)
		Net realized gain (loss) —
		Investment transactions	$(28,929,453)
		Investment transactions allocated from affiliated investment	(27,229)
		Foreign currency transactions	(52,937)
		Net realized loss	$ (29,009,619)
		Change in unrealized appreciation (depreciation) —
		Investments	$ (2,634,276)
		Foreign currency	(751)
		Net change in unrealized appreciation (depreciation)	$ (2,635,027)

		Net realized and unrealized loss	$ (31,644,646)

		Net decrease in net assets from operations	$ (31,127,475)

S e e notes to financ ial statem e nts
21

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
FINANCIAL STATEMENTS CON T ’D
S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s

Increase (Decrease)	Year Ended	Year Ended
in Net Assets	August 31, 2009	August 31, 2008
From operations —
Net investment income	$ 517,171	$ 1,196,687
Net realized gain (loss) from investment and
foreign currency transactions	(29,009,619)	2,658,634
Net change in unrealized appreciation
(depreciation) from investments and
foreign currency	(2,635,027)	(8,095,719)
Net decrease in net assets from operations	$ (31,127,475)	$ (4,240,398)
Capital transactions —
Contributions	$ 9,346,348	$ 28,366,278
Withdrawals	(20,695,393)	(23,520,635)
Net increase (decrease) in net assets from capital
transactions	$ (11,349,045)	$ 4,845,643
Net increase (decrease) in net assets	$ (42,476,520)	$ 605,245

Net Assets
At beginning of year	$ 97,189,957	$ 96,584,712
At end of year	$ 54,713,437	$ 97,189,957

S e e notes to financ ial statem e nts
22

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
FINANCIAL STATEMENTS CON T ’D
S u p p l e m e n t a r y D a t a

			Year Ended August 31,
	2009	2008	2007	2006	2005

Ratios/Supplemental Data
Ratios (as a percentage of average daily net assets):
Expenses(1)	1.45%(2)	1.26%	1.28%	1.29%(2)	1.29%(2)
Net investment income	0.97%	1.17%(3)	0.70%(4)	0.22%	0.40%
Portfolio Turnover	155%	124%	94%	186%	130%
Total Return	(29.60)%	(3.42)%	29.26%	13.43%	19.06%
Net assets, end of year (000’s omitted)	$54,713	$97,190	$96,585	$83,316	$82,344

(1)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(2)

The investment adviser(s) voluntarily waived a portion of its investment adviser fee (equal to less than 0.01%, 0.04% and less than 0.01% of average daily net assets for the years ended August 31, 2009, 2006 and 2005, respectively).

(3)	Includes a dividend resulting from a corporate action equal to 0.46% of average daily net assets.
(4)	Includes special dividends equal to 0.35% of average daily net assets.

S e e notes to financ ial statem e nts
23

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS

1 Significant Accounting Policies

Global Growth Portfolio (the Portfolio) is a New York trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as a diversified, open-end management investment company. The Portfolio’s investment objective is to seek long-term capital growth. The Declaration of Trust permits the Trustees to issue interests in the Portfolio. At August 31, 2009, Eaton Vance Global Growth Fund held a 99.9% interest in the Portfolio.

The following is a summary of significant accounting policies of the Portfolio. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Equity securities (including common shares of closed-end investment companies) listed on a U.S. securities exchange generally are valued at the last sale price on the day of valuation or, if no sales took place on such date, at the mean between the closing bid and asked prices therefore on the exchange where such securities are principally traded. Equity securities listed on the NASDAQ Global or Global Select Market generally are valued at the NASDAQ official closing price. Unlisted or listed securities for which closing sales prices or closing quotations are not available are valued at the mean between the latest available bid and asked prices or, in the case of preferred equity securities that are not listed or traded in the over-the-counter market, by a third party pricing service that will use various techniques that consider factors including, but not limited to, prices or yields of securities with similar characteristics, benchmark yields, broker/dealer quotes, quotes of underlying common stock, issuer spreads, as well as industry and economic events. Short-term debt securities with a remaining maturity of sixty days or less are generally valued at amortized cost, which approximates market value. Foreign securities and currencies are valued in U.S. dollars, based on foreign currency exchange rate quotations supplied by a third party pricing service. The pricing service uses a proprietary model to determine the exchange rate. Inputs to the model include reported trades and implied bid/ask spreads. The daily valuation of exchange-traded foreign securities generally is determined as of the close of trading on the principal exchange on which such securities trade. Events occurring after the close of trading on foreign exchanges may result in adjustments to the valuation of foreign securities to more accurately reflect their fair value as of the close of regular trading on the New York Stock Exchange. When valuing foreign equity securities that meet certain criteria, the Trustees have approved the use of a fair value service that values such securities to reflect market trading that occurs after the close of the applicable foreign markets of comparable securities or other instruments that have a strong correlation to the fair-

valued securities. Investments for which valuations or market quotations are not readily available or are deemed unreliable are valued at fair value using methods determined in good faith by or at the direction of the Trustees of the Portfolio in a manner that most fairly reflects the security’s value, or the amount that the Portfolio might reasonably expect to receive for the security upon its current sale in the ordinary course. Each such determination is based on a consideration of all relevant factors, which are likely to vary from one pricing context to another. These factors may include, but are not limited to, the type of security, the existence of any contractual restrictions on the security’s disposition, the price and extent of public trading in similar securities of the issuer or of comparable companies, quotations or relevant information obtained from broker-dealers or other market participants, information obtained from the issuer, analysts, and/or the appropriate stock exchange (for exchange-traded securities), an analysis of the company’s financial condition, and an evaluation of the forces that influence the issuer and the market(s) in which the security is purchased and sold.

The Portfolio may invest in Cash Management Portfolio (Cash Management) and Eaton Vance Cash Collateral Fund, LLC (Cash Collateral Fund), affiliated investment companies managed by Boston Management and Research (BMR) and Eaton Vance Management (EVM), respectively. Cash Management and Cash Collateral Fund normally value their investment securities utilizing the amortized cost valuation technique in accordance with Rule 2a-7 of the 1940 Act. This technique involves initially valuing a portfolio security at its cost and thereafter assuming a constant amortization to maturity of any discount or premium. If amortized cost is determined not to approximate fair value, Cash Management and Cash Collateral Fund may value their investment securities based on available market quotations provided by a third party pricing service.

B Investment Transactions — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost.

C Income — Dividend income is recorded on the ex-

dividend date for dividends received in cash and/or securities. However, if the ex-dividend date has passed, certain dividends from foreign securities are recorded as the Portfolio is informed of the ex-dividend date. Withholding taxes on foreign dividends and capital gains have been provided for in accordance with the Portfolio’s understanding of the applicable countries’ tax rules and rates. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS CON T ’D

D Federal Taxes — The Portfolio has elected to be treated as a partnership for federal tax purposes. No provision is made by the Portfolio for federal or state taxes on any taxable income of the Portfolio because each investor in the Portfolio is ultimately responsible for the payment of any taxes on its share of taxable income. Since at least one of the Portfolio’s investors is a regulated investment company that invests all or substantially all of its assets in the Portfolio, the Portfolio normally must satisfy the applicable source of income and diversification requirements (under the Internal Revenue Code) in order for its investors to satisfy them. The Portfolio will allocate, at least annually among its investors, each investor’s distributive share of the Portfolio’s net investment income, net realized capital gains and any other items of income, gain, loss, deduction or credit.

In addition to the requirements of the Internal Revenue Code, the Fund may also be subject to local taxes on the recognition of capital gains in certain countries. In determining the daily net asset value, the Portfolio estimates the accrual for such taxes, if any, based on the unrealized appreciation on certain portfolio securities and the related tax rates. Tax expense attributable to unrealized appreciation is included in the change in unrealized appreciation (depreciation) on investments. Capital gains taxes on securities sold are included in net realized gain (loss) on investments.

As of August 31, 2009, the Portfolio had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Portfolio’s federal tax returns filed in the 3-year period ended August 31, 2009 remains subject to examination by the Internal Revenue Service.

E Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Portfolio. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Portfolio maintains with SSBT. All credit balances, if any, used to reduce the Portfolio’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Foreign Currency Translation — Investment valuations, other assets, and liabilities initially expressed in foreign currencies are translated each business day into U.S. dollars based upon current exchange rates. Purchases and sales of foreign investment securities and income and expenses denominated in foreign currencies are translated into U.S. dollars based upon currency exchange rates in effect on the respective dates of such transactions. Recognized gains or losses on investment transactions attributable to changes in foreign currency exchange rates are recorded for financial statement purposes as net realized gains and losses on investments. That portion of unrealized gains and losses on investments that results from fluctuations in foreign currency exchange rates is not separately disclosed.

G Use of Estimates — The preparation of the

financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

H Indemnifications — Under the Portfolio’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Portfolio. Interestholders in the Portfolio are jointly and severally liable for the liabilities and obligations of the Portfolio in the event that the Portfolio fails to satisfy such liabilities and obligations; provided, however, that, to the extent assets are available in the Portfolio, the Portfolio may, under certain circumstances, indemnify interestholders from and against any claim or liability to which such holder may become subject by reason of being or having been an interestholder in the Portfolio. Additionally, in the normal course of business, the Portfolio enters into agreements with service providers that may contain indemnification clauses. The Portfolio’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Portfolio that have not yet occurred.

2 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by BMR, a subsidiary of EVM, as compensation for investment advisory services rendered to the Portfolio. The fee is computed at an annual rate of 0.75% of the Portfolio’s average daily net assets up to and including $500 million, and at reduced rates as daily net assets exceed that level, and is payable monthly. Pursuant to a sub-advisory agreement, BMR pays Eagle Global Advisors, L.L.C. (Eagle) a portion of its adviser fee for sub-advisory services provided to the Portfolio. The portion of the adviser fee payable by Cash Management on the Portfolio’s investment of cash therein is credited against the Portfolio’s investment adviser fee. For the year ended August 31, 2009, the Portfolio’s investment adviser fee totaled $399,718 of which $9,656 was allocated from Cash Management and $390,062 was paid or accrued directly by the Portfolio. For the year ended August 31, 2009, the Portfolio’s investment adviser fee, including the portion allocated from Cash Management, was 0.75% of the Portfolio’s average daily net assets.

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS CON T ’D

BMR has also agreed to reduce the investment adviser fee by an amount equal to that portion of commissions paid to broker-dealers in execution of security transactions attributed to the Portfolio that is consideration for third-party research services. For the year ended August 31, 2009, BMR waived $897 of its adviser fee.

In addition, an administration fee is earned by EVM for administering the business affairs of the Portfolio and is computed at an annual rate of 0.25% of the Portfolio’s average daily net assets up to $500 million, and at reduced rates as daily net assets exceed that level. For the year ended August 31, 2009, the administration fee was 0.25% of the Portfolio’s average daily net assets and amounted to $133,216.

Except for Trustees of the Portfolio who are not members of EVM’s, BMR’s or Eagle’s organizations, officers and Trustees receive remuneration for their services to the Portfolio out of the investment adviser and administration fees. Trustees of the Portfolio who are not affiliated with EVM, BMR and Eagle may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the year ended August 31, 2009, no significant amounts have been deferred. Certain officers and Trustees of the Portfolio are officers of the above organizations.

3 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $82,740,084 and $93,428,025, respectively, for the year ended August 31, 2009.

4 Federal Income Tax Basis of Investments The cost and unrealized appreciation (depreciation) of investments of the Portfolio at August 31, 2009, as determined on a federal income tax basis, were as follows:

Aggregate cost	$61,763,943
Gross unrealized appreciation	$ 9,477,045
Gross unrealized depreciation	(1,985,486)
Net unrealized appreciation	$ 7,491,559

The net unrealized appreciation on foreign currency transactions at August 31, 2009 on a federal income tax basis was $8,950.

5 Line of Credit

The Portfolio participates with other portfolios and funds managed by EVM and its affiliates in a $450 million unsecured line of credit agreement with a group of banks. Borrowings are made by the Portfolio solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to the Portfolio based on its borrowings at an amount above either the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.10% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. The Portfolio did not have any significant borrowings or allocated fees during the year ended August 31, 2009.

6 Risks Associated with Foreign Investments Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in domestic investments. For example, there is generally less publicly available information about foreign companies, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Certain foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to domestic issuers. Investments in foreign securities also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitation on the removal of funds or other assets of the Portfolio, political or financial instability or diplomatic and other developments which could affect such investments. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies. In general, there is less overall governmental supervision and regulation of foreign securities markets, broker-dealers and issuers than in the United States.

7 Securities Lending Agreement

The Portfolio has established a securities lending agreement with SSBT as securities lending agent in which the Portfolio lends portfolio securities to qualified borrowers in exchange for collateral consisting of either cash or U.S. Government securities in an amount at least equal to the market value of the securities on loan. Cash collateral is invested in Cash Collateral Fund. The Portfolio earns interest on the amount invested in Cash Collateral Fund but it must pay (and at times receive from) the broker a loan rebate fee computed as a varying percentage of the collateral received. The net loan rebate fee paid by the Portfolio amounted to $7,435 for the year ended August 31, 2009. At August 31, 2009, the value of the securities loaned and the value of the collateral received amounted to $13,891,319 and $14,609,812, respectively. In the event of counterparty default, the Portfolio is subject to potential loss if it is delayed or prevented from exercising its right to dispose of the collateral. The

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
NOTES TO F INANCIAL STATEMENTS CON T ’D

Portfolio bears risk in the event that invested collateral is not sufficient to meet obligations due on loans. For the year ended August 31, 2009, the Portfolio realized losses of $27,229 on its investment of cash collateral in connection with securities lending.

8 Fair Value Measurements

The Portfolio adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”, effective September 1, 2008. FAS 157 established a three-tier hierarchy to prioritize the assumptions, referred to as inputs, used in valuation techniques to measure fair value. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

  Level 1 – quoted prices in active markets for identical investments

  Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

  Level 3 – significant unobservable inputs (including a fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

At August 31, 2009, the inputs used in valuing the Portfolio’s investments, which are carried at value, were as follows:

	Quoted
	Prices in
	Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Asset Description	(Level 1)	(Level 2)	(Level 3)	Total
Common Stocks
Consumer Discretionary	$ 7,995,404	$ 1,402,218	$ —	$ 9,397,622
Consumer Staples	2,009,803	2,228,865	—	4,238,668
Energy	4,710,692	122,394	—	4,833,086
Financials	6,496,643	4,017,568	—	10,514,211
Health Care	3,920,859	931,340	—	4,852,199
Industrials	3,403,953	1,988,761	—	5,392,714
Information Technology	4,652,022	1,288,274	—	5,940,296
Materials	3,532,818	—	—	3,532,818
Telecommunication Services	1,789,334	1,149,805	—	2,939,139
Utilities	321,860	1,083,439	—	1,405,299
Total Common Stocks	$38,833,388	$14,212,664*	$ —	$53,046,052
Investment Funds	$ 343,235	$ —	$ —	$ 343,235
Short-Term Investments	15,866,215	—	—	15,866,215
Total Investments	$55,042,838	$14,212,664	$ —	$69,255,502

*	Includes foreign equity securities whose values were adjusted to reflect market trading that occurred after the close of trading In their applicable foreign markets.

The Portfolio held no investments or other financial instruments as of August 31, 2008 whose fair value was determined using Level 3 inputs.

9 Review for Subsequent Events

In connection with the preparation of the financial statements of the Portfolio as of and for the year ended August 31, 2009, events and transactions subsequent to August 31, 2009 through October 19, 2009, the date the financial statements were issued, have been evaluated by the Portfolio’s management for possible adjustment and/or disclosure. Management has not identified any subsequent events requiring financial statement disclosure as of the date these financial statements were issued.

Global Growth Portfolio a s o f A u g u s t 3 1 , 2 0 0 9
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Investors of
Global Growth Portfolio:

We have audited the accompanying statement of assets and
liabilities of Global Growth Portfolio (the “Portfolio”),
including the portfolio of investments, as of August 31, 2009, the related statement of operations for the year then ended, and the statements of changes in net assets and the
supplementary data for each of the two years in the period
then ended. These financial statements and supplementary
data are the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on these financial
statements and supplementary data based on our audits. The
supplementary data for each of the three years in the period ended August 31, 2007 were audited by other auditors. Those
auditors expressed an unqualified opinion on those financial statements and supplementary data in their report dated
October 15, 2007.

We conducted our audits in accordance with the standards of
the Public Company Accounting Oversight Board (United
States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the
financial statements and supplementary data are free of
material misstatement. The Portfolio is not required to have, nor were we engaged to perform, an audit of its internal
control over financial reporting. Our audits included
consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an
opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such
opinion. An audit also includes examining, on a test basis,
evidence supporting the amounts and disclosures in the
financial statements, assessing the accounting principles used and significant estimates made by management, as well as
evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of
August 31, 2009, by correspondence with the custodian and
brokers; where replies were not received from brokers, we
performed other auditing procedures. We believe that our
audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and supplementary
data referred to above present fairly, in all material respects, the financial position of Global Growth Portfolio as of
August 31, 2009, the results of its operations for the year then ended and the changes in its net assets and the
supplementary data for each of the two years in the period
then ended, in conformity with accounting principles
generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 19, 2009

Eaton Vance Global Growth Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 27, 2009, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board (formerly the Special Committee), which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished for a series of meetings of the Contract Review Committee held in February, March and April 2009. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;

  An independent report comparing each fund’s total expense ratio and its components to comparable funds;

  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;

  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;

  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;

  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;

  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;

  Data relating to portfolio turnover rates of each fund;

  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;

  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;

  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;

  Copies of or descriptions of each adviser’s proxy voting policies and procedures;

  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;

  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;

  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and

  The terms of each advisory agreement.

Eaton Vance Global Growth Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

In addition to the information identified above, the Contract Review Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2009, the Board met eighteen times and the Contract Review Committee, the Audit Committee, the Governance Committee, the Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee, each of which is a Committee comprised solely of Independent Trustees, met seven, five, six, six and six times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuance of the investment advisory agreement between Global Growth Portfolio (the “Portfolio”) and Boston Management and Research (“BMR” or the “Adviser”) and the sub-advisory agreement with Eagle Global Advisors, L.L.C. (“Eagle” or the “Sub-adviser”), as well as the administration agreement of the Portfolio with Eaton Vance Management (“EVM”), and the management contract of the Fund with EVM, including their fee structures, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of each agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to each agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory and sub-advisory agreements for the Portfolio, the administration agreement for the Portfolio and the management contract for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement with BMR the sub-advisory agreement with Eagle for the Portfolio, the administration agreement for the Portfolio and the management contract for the Fund, the Board evaluated the nature, extent and quality of services provided to the Portfolio by BMR, EVM and by Eagle and to the Fund by EVM.

The Board considered BMR’s, EVM’s and Eagle’s management capabilities and investment process with respect to the types of investments held by the Portfolio, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Portfolio and who also supervise Eagle’s management of the foreign portion of the Portfolio. The Board specifically noted BMR’s in-house equity research capabilities. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to the Portfolio by senior management.

The Board also reviewed the compliance programs of BMR, relevant affiliates thereof, and Eagle. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of BMR and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

The Board considered shareholder and other administrative services provided or managed by BMR and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds, including the ability, in many cases, to exchange an investment among different funds without incurring additional sales charges.

Eaton Vance Global Growth Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

The Board considered the Adviser’s recommendations for Board action and other steps taken in response to the unprecedented dislocations experienced in the capital markets over recent periods, including sustained periods of high volatility, credit disruption and government intervention. In particular, the Board considered the Adviser’s efforts and expertise with respect to each of the following matters as they relate to the Fund and/or other funds within the Eaton Vance family of funds: (i) negotiating and maintaining the availability of bank loan facilities and other sources of credit used for investment purposes or to satisfy liquidity needs; (ii) establishing the fair value of securities and other instruments held in investment portfolios during periods of market volatility and issuer-specific disruptions; and (iii) the ongoing monitoring of investment management processes and risk controls.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by BMR, EVM and Eagle, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement with respect to BMR, the investment advisory agreement with respect to Eagle, the administration agreement with EVM and the management contract with EVM, respectively.

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board noted that the domestic portion of the Portfolio has been managed by BMR since the Fund’s inception and that the foreign portion of the Portfolio has been managed by Eagle since April 1, 2006. The Board reviewed comparative performance data for the one-, three-, five- and ten-year periods ended September 30, 2008 for the Fund. The Board concluded that the Fund’s performance was satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory and management fee rates, including any administrative fee rates, payable by the Portfolio and the Fund (referred to collectively as “management fees”). As part of its review, the Board considered the management fees and the Fund’s total expense ratio for the year ended September 30, 2008, as compared to a group of similarly managed funds selected by an independent data provider. The Board considered the fact that the Adviser had waived fees and/or paid expenses for the Fund.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by BMR, EVM and Eagle, the Board concluded that the management fees charged for advisory and related services and the Fund’s total expense ratio are reasonable.

Profitability

The Board reviewed the level of profits realized by BMR and relevant affiliates thereof in providing investment advisory and administrative services to the Fund, the Portfolio and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by BMR and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by BMR and its affiliates in connection with its relationship with the Fund and the Portfolio, including the benefits of research services that may be available to BMR as a result of securities transactions effected for the Portfolio and other advisory clients. The Board also concluded that, in light of its role as a sub-adviser not affiliated with the Adviser, the Sub-adviser’s profitability in managing the Portfolio was not a material factor.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by BMR and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which BMR and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund and Portfolio increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board reviewed data summarizing the increases and decreases in the assets of the Fund and of all Eaton Vance Funds as a group over various time periods, and evaluated the extent to which the total expense ratio of the Fund and the profitability of BMR and its affiliates may have been affected by such increases or decreases. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by BMR and its affiliates and the Fund. The Board also concluded that, assuming reasonably foreseeable increases in the assets of the Portfolio, the structure of the advisory fee, which includes breakpoints at several asset levels, can be expected to cause BMR and its affiliates, Eagle, and the Fund to continue to share such benefits equitably.

Eaton Vance Global Growth Fund

MANAGEMENT AND ORGANIZATION

Fund Management. The Trustees of the Eaton Vance Growth Trust (the Trust) and Global Growth Portfolio (the Portfolio) are responsible for the overall management and supervision of the Trust’s and Portfolio’s affairs. The Trustees and officers of the Trust and the Portfolio are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. Trustees and officers of the Trust and Portfolio hold indefinite terms of office. The “Noninterested Trustees” consist of those Trustees who are not “interested persons” of the Trust and the Portfolio, as that term is defined under the 1940 Act. The business address of each Trustee and officer is Two International Place, Boston, Massachusetts 02110. As used below, “EVC” refers to Eaton Vance Corp., “EV” refers to Eaton Vance, Inc., “EVM” refers to Eaton Vance Management, “BMR” refers to Boston Management and Research, “EVD” refers to Eaton Vance Distributors, Inc. and “Eagle” refers to Eagle Global Advisors, L.L.C. EVC and EV are the corporate parent and trustee, respectively, of EVM and BMR. EVD is the Fund’s principal underwriter, the Portfolio’s placement agent and a direct, wholly-owned subsidiary of EVC. Each officer affiliated with Eaton Vance may hold a position with other Eaton Vance affiliates that is comparable to his or her position with EVM listed below.

	Position(s)	Term of		Number of Portfolios
	with the	Office and		in Fund Complex
Name and	Trust and	Length of	Principal Occupation(s)	Overseen By
Date of Birth	the Portfolio	Service	During Past Five Years	Trustee(1)	Other Directorships Held

Interested Trustee

Thomas E. Faust Jr.	Trustee and	Trustee since 2007 and	Chairman, Chief Executive Officer and President of EVC, Director	178	Director of EVC
5/31/58	President of	President since 2002	and President of EV, Chief Executive Officer and President of
	the Trust		EVM and BMR, and Director of EVD. Trustee and/or officer of
178 registered investment companies and 4 private investment companies managed by EVM or BMR. Mr. Faust is an
interested person because of his positions with EVM, BMR,
EVD, EVC and EV, which are affiliates of the Trust and
Portfolio.

Noninterested Trustees

Benjamin C. Esty	Trustee	Since 2005	Roy and Elizabeth Simmons Professor of Business	178	None
1/2/63			Administration and Finance Unit Head, Harvard University
Graduate School of Business Administration.

Allen R. Freedman	Trustee	Since 2007	Former Chairman (2002-2004) and a Director (1983-2004)	178	Director of Assurant, Inc. (insurance provider)
4/3/40			of Systems & Computer Technology Corp. (provider of software		and Stonemor Partners, L.P. (owner and
			to higher education). Formerly, a Director of Loring Ward		operator of cemeteries)
International (fund distributor) (2005-2007). Formerly,
Chairman and a Director of Indus International, Inc. (provider of enterprise management software to the power generating
industry) (2005-2007).

William H. Park	Trustee	Since 2003	Vice Chairman, Commercial Industrial Finance Corp. (specialty	178	None
9/19/47			finance company) (since 2006). Formerly, President and Chief
Executive Officer, Prizm Capital Management, LLC (investment management firm) (2002-2005).

Ronald A. Pearlman	Trustee	Since 2003	Professor of Law, Georgetown University Law Center.	178	None
7/10/40

Helen Frame Peters	Trustee	Since 2008	Professor of Finance, Carroll School of Management, Boston	178	Director of BJ’s Wholesale Club, Inc.
3/22/48			College. Adjunct Professor of Finance, Peking University, Beijing,		(wholesale club retailer); Trustee of SPDR
			China (since 2005).		Index Shares Funds and SPDR Series Trust
(exchange traded funds)

Heidi L. Steiger	Trustee	Since 2007	Managing Partner, Topridge Associates LLC (global wealth	178	Director of Nuclear Electric Insurance Ltd.
7/8/53			management firm) (since 2008); Senior Advisor (since 2008),		(nuclear insurance provider), Aviva USA
			President (2005-2008), Lowenhaupt Global Advisors, LLC		(insurance provider) and CIFG (family of
			(global wealth management firm). Formerly, President and		financial guaranty companies), and Advisory
			Contributing Editor, Worth Magazine (2004-2005). Formerly,		Director of Berkshire Capital Securities LLC
			Executive Vice President and Global Head of Private Asset		(private investment banking firm)
Management (and various other positions), Neuberger Berman
(investment firm) (1986-2004).

Eaton Vance Global Growth Fund

MANAGEMENT AND

ORGANIZATION CON T’D

	Position(s)	Term of		Number of Portfolios
	with the	Office and		in Fund Complex
Name and	Trust and	Length of	Principal Occupation(s)	Overseen By
Date of Birth	the Portfolio	Service	During Past Five Years	Trustee(1)	Other Directorships Held

Noninterested Trustees (continued)

Lynn A. Stout	Trustee	Since 1998	Paul Hastings Professor of Corporate and Securities Law (since	178	None
9/14/57			2006) and Professor of Law (2001-2006), University of
California at Los Angeles School of Law.

Ralph F. Verni	Chairman of	Chairman of the Board	Consultant and private investor.	178	None
1/26/43	the Board	since 2007 and Trustee
	and Trustee	since 2005

Principal Officers who are not Trustees

		Position(s)	Term of
		with the	Office and
Name and		Trust and	Length of	Principal Occupation(s)
Date of Birth		the Portfolio	Service	During Past Five Years

Duncan W. Richardson		President of the Portfolio	Since 2002	Director of EVC, Executive Vice President and Chief Equity Investment Officer of
10/26/57				EVC, EVM and BMR. Officer of 80 registered investment companies managed by EVM or BMR.

Edward R. Allen, III		Vice President of the	Since 2006	Senior Partner of Eagle. Officer of 3 registered investment companies managed
7/5/60		Portfolio		by EVM or BMR.

Arieh Coll		Vice President of the	Since 2003	Vice President of EVM and BMR. Officer of 4 registered investment companies
11/9/63		Portfolio		managed by EVM or BMR.

Thomas N. Hunt, III		Vice President of the	Since 2006	Senior Partner of Eagle. Officer of 3 registered investment companies managed
11/6/64		Portfolio		by EVM or BMR.

Barbara E. Campbell		Treasurer	Of the Trust since 2005	Vice President of EVM and BMR. Officer of 178 registered investment
6/19/57			and of the Portfolio since	companies managed by EVM or BMR.
2008

Maureen A. Gemma		Chief Legal Officer and	Chief Legal Officer since	Vice President of EVM and BMR. Officer of 178 registered investment
5/24/60		Secretary	2008 and Secretary since	companies managed by EVM or BMR.
2007

Paul M. O’Neil		Chief Compliance Officer	Since 2004	Vice President of EVM and BMR. Officer of 178 registered investment
7/11/53				companies managed by EVM or BMR.

(1) Includes both master and feeder funds in a master-feeder structure.

The SAI for the Fund includes additional information about the Trustees and officers of the Fund and Portfolio and can be obtained without charge on Eaton Vance’s website at www.eatonvance.com or by calling 1-800-262-1122.

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Sponsor and Manager of Eaton Vance Global Growth Fund and Administrator of Global Growth Portfolio Eaton Vance Management

Two International Place
Boston, MA 02110

Investment Adviser of Global Growth Portfolio Boston Management and Research

Two International Place
Boston, MA 02110

Sub-Adviser of Global Growth Portfolio
Eagle Global Advisors, L.L.C.

5847 San Felipe, Suite 930
Houston, TX 77057

Principal Underwriter
Eaton Vance Distributors, Inc.

Two International Place
Boston, MA 02110
(617) 482-8260

Custodian
State Street Bank and Trust Company

200 Clarendon Street
Boston, MA 02116

Transfer Agent
PNC Global Investment Servicing

Attn: Eaton Vance Funds
P.O. Box 9653
Providence, RI 02940-9653
(800) 262-1122

Independent Registered Public Accounting Firm Deloitte & Touche LLP

200 Berkeley Street
Boston, MA 02116-5022

Eaton Vance Global Growth Fund
Two International Place
Boston, MA 02110

     This report must be preceded or accompanied by a current prospectus. Before investing, investors should consider carefully the Fund’s investment objective(s), risks, and charges and expenses. The Fund’s current prospectus contains this and other information about the Fund and is available through your financial advisor. Please read the prospectus carefully before you invest or send money. For further information please call 1-800-262-1122.

424-10/09

IASRC